QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[Summit Law Group, PLLC letterhead]

October 6, 2003

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Washington 98033

Re:
S-4 Registration Statement

Ladies and Gentlemen:

        We have acted as counsel to Nextel Partners, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement (the "Registration Statement") on Form S-4 (Registration No. 333-108961) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance by the Company, in exchange for up to $450,000,000 aggregate principal amount of its 8?% Senior Notes due 2011 (the "Old Notes"), of up to $450,000,000 aggregate principal amount of its 8?% Senior Notes due 2011 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture, dated as of June 23, 2003 (the "Indenture"), by and between the Company and the Bank of New York, as Trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Indenture.

        In rendering the opinions expressed below, we have examined copies of the following documents: (i) the Indenture; (ii) the form of New Note; (iii) the Purchase Agreement dated as of June 16, 2003 (the "Purchase Agreement") by and among the Company, Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Legg Mason Wood Walker, Incorporated and Thomas Weisel Partners LLC; and (iv) the Registration Rights Agreement dated as of June 23, 2003 (the "Registration Rights Agreement") by and among the Company, Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Legg Mason Wood Walker, Incorporated and Thomas Weisel Partners LLC. We have also made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon representations and warranties as to factual matters contained in and made by the Company pursuant to the Purchase Agreement and upon certificates or statements of government officials and of officers of the Company. We have also examined originals or copies of such corporate documents or records of the Company as we have considered appropriate for the opinions expressed herein. We have assumed for the purposes of this opinion that the signatures on the documents and instruments examined by us are authentic, that each document is what it purports to be, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

        We have also assumed that (i) each party (other than the Company) which is a party to each of the Indenture, the Purchase Agreement, the Registration Rights Agreement and the New Notes (collectively, the "Operative Documents") has full power, authority and legal right to enter into and perform such Operative Document and has duly authorized, executed and delivered the same, and (ii) as to each such party (other than the Company), each of such Operative Documents is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms. We do not express any opinion as to provisions of the Operative Documents, if any, purporting to: (i) apply the laws of a particular jurisdiction (i.e., "choice of law" provisions), (ii) set evidentiary standards, (iii) waive or establish jurisdiction, venue, service of process, the right to a jury trial or statutes of limitation, (iv) establish rights to payment or reimbursement of attorneys' fees except to the extent that a court determines that such fees are reasonable, (v) establish rights to the payment of any sum as liquidated damages, (vi) authorize or permit any person to act in a manner that is determined not to be in good faith, diligent or commercially reasonable or to waive any right in respect of such act, (vii) authorize or permit cumulative remedies, or (viii) waive any statutory or other right, court rule or defense to an obligation where such waiver (A) is against public policy or (B) constitutes a waiver of rights that by law, regulation or judicial decision may not otherwise be waived.

        We have not reviewed, and we express no opinion as to, (i) financial covenants or similar provisions requiring financial calculations or determinations or (ii) parol evidence bearing on interpretation or construction.

        Based upon and subject to the foregoing, we are of the opinion that the New Notes have been duly authorized, and when executed by authorized officers of the Company, authenticated by the Trustee, and issued in accordance with the Indenture as described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditor's rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

        This opinion is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

        We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

QuickLinks

  Exhibit 5.1